Exhibit 10.01

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the "Agreement") is made and entered into on this 31st day of August, 2009 (the "Effective Date"), by and between Chattanooga Auto Auction Limited Liability Company, an Ohio limited liability company (the "Seller"), and Acacia Automotive, Inc., a Texas corporation (the "Manager").  The Manager and the Seller are referred to collectively herein as the "Parties," and individually as a "Party."

BACKGROUND INFORMATION

A.           Manager and Seller have entered into an agreement (the "Purchase Agreement") for the purchase and sale of certain assets of the Seller relating to the operation of an automobile auction business (the "Business") operated from a facility located at 2120 Stein Drive, Chattanooga, Tennessee  37421 (the "Property").

B.           The Parties anticipate that the closing of the transactions contemplated by the Purchase Agreement shall take place on or about December 26, 2009.

C.           It is mutually desired by the Parties that the operation of the Business, including the assets to be purchased pursuant to the terms of the Purchase Agreement, be continued under the management of Manager during the term of this Agreement.

PROVISIONS

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties hereby agree as follows:

1.           Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings attributed to such terms in the Purchase Agreement.

2.           Appointment.  Seller hereby appoints Manager as manager of the Business and Manager hereby accepts such appointment, subject to the provisions hereinafter set forth.  The Manager agrees to perform its duties under this Agreement to the best of its ability, with the utmost care and in the best interests of the Seller.

3.           Term.  The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until the earlier of the following:  (a) the Closing or (b) the termination of the Purchase Agreement in accordance with its terms.

4.           Manager's Duties.  Subject to the limitations set forth in Section 5, during the Term, the Manager shall assume control and be responsible for the management of the Business.  In furtherance of the foregoing, the Manager further agrees as follows:

a. Manager shall operate the Business in the ordinary course of business of the Seller generally consistent with past custom and practice ("Ordinary Course of Business") and shall apply its managerial expertise and decision-making skills in seeking to benefit the Business;

b. Manager shall keep full and correct books of account showing all receipts and expenditures received, incurred or made in connection with the operation of the Business;

c. Manager shall operate the Business in accordance with all applicable laws, ordinances, rules, regulations and directives of any governmental authority;

d. Manager shall indemnify and save Seller, harmless from any and all Adverse Consequences (but not for operational losses not otherwise attributable to Adverse Consequences resulting from the Manager's actions or omissions) incurred or suffered by the Seller resulting from or related to the operation and management of the Business during the Term, unless such loss or liability is the result of any action on the part of Seller, or its representatives, agents, officers, managers, members or employees.

e. Manager shall cause to be timely paid, from the cash flow of the Business, all obligations of the Business incurred during the period of its operation of the Business including, but not limited to, utilities, employee wages, taxes and other payables.

f. Manager shall cause to be paid any and all taxes due to any taxing authority arising out of the operation of the Business when due.

g. Manager shall cause to be paid any license renewal fees or similar charges that accrue during the Term.

h. Manager shall not, during the Term, encumber, sell, or convey any fixtures, furniture, inventory or equipment of the Seller, other than in the Ordinary Course of Business, nor pledge the credit of Seller in any way.

i. Manager shall use its best efforts to keep the Business and properties associated with the Business substantially intact including, but not limited to, the present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

5.           Limitations on Manager's Authority.  Notwithstanding anything contained in this Agreement to the contrary, the Manager shall not be permitted to take any of the following actions without the prior written consent of the Seller:

a. Manager will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business;

b. Manager will not cause the Business to enter into any transactions involving capital expenditures, including leases, in excess of Five Thousand Dollars ($5,000);

c. Manager shall not cause the disposition of any asset material to the Business;

d. Manager shall not cause a change in the compensation payable to any employee or independent contractor of the Business or Seller, the consent for which will not be unreasonably withheld by the Seller; and

e. Manager shall not pre-pay any expense, in whole or in part, relating to any period following the Closing.

6.           Fees.  Manager, as compensation for its services under this Agreement, shall be entitled to receive a fee (the "Fee") equal to fifty percent (50%) of the Net Profit (as defined below) of the Business during the Term.  For purposes of this Agreement, "Net Profit" means the gross revenue of the Business, less all expenses of the Business, each for the Term calculated on an accrual basis.  To be excluded from the expenses of the Business, solely for purposes of calculating Manager’s Fee, are any payments made to the Seller or others for the following:

(i)           Legal or professional fees or other charges directly related to the winding up of the affairs of Seller’s previous partners; and

(ii)           Legal or professional fees or other charges directly related to the sale of the Assets to the Manager pursuant to the Purchase Agreement.

Otherwise, Net Profit shall be calculated by the Seller in a manner consistent with the past practices of the Seller.  In the event that the Manager disputes the calculation of Net Profit or the amount of the Fee, the Manager shall deliver written notice (a "Dispute Notice") to the Seller of its dispute and the specific reasons therefor.  If the Parties are unable to resolve the dispute within thirty (30) days following receipt of the Dispute Notice by Seller, then such dispute shall be referred to Crowe Horwath, LLP (the "Dispute Accountants") to conduct a review of the Net Profit calculation.  The determination of the Net Profit by the Dispute Accountants shall be final and shall not be subject to further review, challenge, or adjustment absent fraud.  The costs and expenses of the services of the Dispute Accountant shall be paid equally by the Manager and the Buyer.

7.           Payment of the Fee.  Subject to the terms of this Section, the Fee shall be payable by the Seller to the Manager within sixty (60) days following the conclusion of the Term.  Notwithstanding the foregoing, the Manager agrees that the first Sixty Thousand Dollars ($60,000) of the Fee shall be paid to Auction Venture Limited Liability Company (the "Landlord") on behalf of Manager's subsidiary, Acacia Chattanooga Vehicle Auction, Inc. (the "Tenant"), to be held as a security deposit under that certain Lease to be entered into between Landlord and Tenant as of the Closing.

9.           Termination.  The Seller may terminate this Agreement by giving written notice to the Manager in the event the Manager has breached any term or condition of this Agreement in any material respect, the Seller has notified the Manager of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach.

9.           Miscellaneous.

a. Entire Agreement.  This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, discussions, undertakings, and agreements between the Parties.  This Agreement may be amended or modified only by a writing executed by the Parties.

b. Applicable Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, and performance.  The Parties hereby consent to the exclusive jurisdiction of the courts of the State of Ohio in Franklin County, and the United States District Court for the Southern District of Ohio, Eastern Division, and waive any contention that any such court is an improper venue for enforcement of this Agreement.

c. Waiver.  Any waiver of a right under this Agreement must be in writing.  Any waiver of a particular default shall constitute a waiver of such default only and not of any other default by the nonwaiving Party.  Any waiver of a specific right or remedy under this Agreement shall constitute a waiver of such right or remedy only and not of any other right or remedy of the waiving Party.

d. Captions.  The subject headings of the various sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

e. Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, binding on all Parties, notwithstanding that all Parties are not signatories to the same counterpart.

f. Further Acts.  Consistent with the terms and conditions hereof, each Party shall execute and deliver all instruments, certificates, and other documents and shall perform all other acts which any other Party may reasonably request in order to carry out this Agreement and the transactions contemplated hereby.

g. Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person other than the Parties, and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

h. Severability.  The Parties agree that if any part, term, or provision of this Agreement shall be found illegal and unenforceable by any court of law, the remaining provisions shall be severable, valid, and enforceable in accordance with their terms.

i. Notices.  Notice from one Party to another relating to this Agreement shall be deemed effective if made in writing and delivered to the recipient's address, telex number, or telecopy number set forth below by any of the following means:  (i) hand delivery, (ii) registered or certified mail, postage prepaid, with return receipt requested, (iii) FedEx or like overnight courier service, or (iv) facsimile or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this Section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by registered or certified mail, or the next business day after deposit with an overnight courier service if delivered for next day delivery.  The Parties agree that electronic mail shall not constitute a permitted form of notice under this Section.

If to the Manager, addressed to:

Acacia Automotive, Inc.
2806 SE 29th Street
Ocala, Florida 34471
Attention: Steven L. Sample, CEO
Fax: (352) 502-4783

With a copy to:

Robert A. Forrester, Esquire
1215 Executive Dr W # 102
Richardson, TX 75081
Fax: (972) 480-8406

If to the Seller, addressed to:

Chattanooga Auto Auction Limited Liability Company
c/o Columbus Fair Auto Auction
4700 Groveport Road
Obetz, Ohio 43207
Attention: Keith Whann Fax: (614) 497-4534

With a copy to:

Schottenstein, Zox & Dunn Co., LPA
250 West Street
Columbus, Ohio 43215
Attention: Jay R. Dingledy
Fax: (614) 222-3429

Any Party may, from time to time, by written notice to the other Party, designate a different address, which shall be substituted for the one specified above for such Party.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

SELLER:

Chattanooga Auto Auction Limited Liability Company,
   an Ohio limited liability company

By:	/s/ Keith Whann

Print Name:	Keith Whann

Its:	Vice President

MANAGER:

Acacia Automotive, Inc.,
   a Texas corporation

By:	/s/ Steven L. Sample

Print Name:	Steven L. Sample

Its:	CEO

Signature Page to
Management Agreement